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                                   EXHIBIT 5.1


                        INVESTMENT SUB-ADVISORY AGREEMENT


     This investment sub-advisory agreement made by and between HL INVESTMENT ADVISORS, INC., a Connecticut corporation (the "Manager") and Wellington Management Company, LLP, a limited liability partnership ("Wellington Management" or "Sub-Adviser").

                                   WITNESSETH

     WHEREAS, The Manager has entered into an agreement for the provision of investment management services to Hartford MidCap Fund, Inc. (the "Fund") by the Manager, and

     WHEREAS, The Manager wishes to engage the services of Wellington Management Company as Sub-Adviser of the Fund, and

     WHEREAS, Wellington Management is willing to perform advisory services on behalf of the Fund upon the terms and conditions and for the compensation hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

1. The Manager hereby employs Wellington Management to serve as Sub-Adviser with respect to the assets of the Fund under the management of the Manager and to perform the services hereinafter set forth subject to the terms and conditions of the investment objectives, policies and restrictions of the Fund, and Wellington Management hereby accepts such employment and agrees during such period to assume the obligations herein set forth for the compensation herein provided.

2. Wellington Management shall provide an investment program to the Manager for utilization by the Manager in rendering services to the Fund which program shall be amended and updated from time to time as financial and other economic conditions change.

3. Wellington Management will make all determinations with respect to the investment of the assets of the Fund and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include advising the Fund's Board of Directors of the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to the Fund's portfolio securities should be exercised.

4. Wellington Management will regularly furnish reports to the Fund at periodic meetings of the Fund's Board of Directors and at such other times as may be reasonably requested by the Fund's Board of Directors, which reports shall include Wellington Management's economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Fund since the last report. Copies of all such reports shall be furnished to the Manager for examination and review within a reasonable time prior to the presentation of such reports to the Fund's Board of Directors.

5. Wellington Management will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and place, in the name of the Fund or its nominees, all such orders. When placing such orders, Wellington Management shall use its best efforts to obtain the best net security price available for the Fund. Subject to and in accordance with any directions that the Board of Directors may issue from time to time, Wellington Management may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Wellington Management determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Wellington Management's overall responsibilities with respect to the Fund and Wellington Management's other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this agreement or otherwise. Wellington Management will promptly communicate to the Board of Directors such information relating to portfolio transactions as they may reasonably request.

6. (a) As compensation for the performance of the services by Wellington Management hereunder, the Manager shall pay to Wellington Management, as promptly as possible after the last day of each calendar year quarter, a fee accrued daily and paid quarterly, based upon the following annual rates and calculated based upon the average daily net asset values of the Fund:



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                 ASSETS                  ANNUAL FEE

          On First $50 million             .400%
          On Next $100 million             .300%
          On Next $350 million             .250%
          Over $500 million                .200%

          Wellington Management shall waive its fees until the Fund's assets (excluding assets contributed by companies affiliated with the Manager) reach $20 million.

          If it is necessary to calculate the fee for a period of time which is not a calendar quarter, then the fee shall be (i) calculated at the annual rates provided above but prorated for the number of days elapsed in the period in question, as a percentage of the total number of days in such period, (ii) based upon the average of the Fund's daily net asset value on the close of business for the period in question, and (iii) paid within a reasonable time after the close of such period.

     (b) Wellington Management will bear all expenses in connection with the performance of its services under the agreement.

     (c) Wellington Management will not be entitled to receive any payment for the performance of its services hereunder from the Fund.

     (d) Wellington Management agrees to notify the Manager of any change in Wellington Management's general partners within a reasonable time following the occurrence of such change.

     7. Wellington Management shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as Wellington Management shall have acted in good faith and with due care; provided, however, that Wellington Management shall be liable for its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this agreement.

     8.   (a)  This agreement shall become effective on
                 , 1997 and shall continue in effect for a period of two years from that date. This agreement, unless sooner terminated in accordance with 8(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of the majority of the members of the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, and(2) in either event, by the vote of a majority of the members of the Fund's Board of Directors who are not parties to this agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this agreement.

          (b) This agreement (1) may be terminated at any time without the payment of any penalty either by vote of the members of the Board of Directors of the Fund or by a vote of a majority of the Fund's outstanding voting securities, or by the Manager on sixty days' prior written notice to Wellington Management, (2) shall immediately terminate in the event of its assignment, (3) may be terminated by Wellington Management on ninety days' prior written notice to the Manager, but such termination will not be effective until the Fund or the Manager shall have contracted with one or more persons to serve as a successor Sub-Adviser for the Fund and such person(s) shall have assumed such position, and (4) will terminate automatically upon termination of the investment management agreement between the Manager and the Fund of even date herewith.

          (c) As used in this agreement, the terms "assignment," "interested parties" and "vote of a majority of the Fund's outstanding voting securities" shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

          (d) Any notice under this agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party or parties at the current office address of such party or parties.

9. Nothing in this agreement shall limit or restrict the right of any partner, officer, or employee of Wellington Management to engage in any business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Wellington Management to engage in any

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     other business or to render services of any kind to any other corporation, firm, individual or association.

10. The Manager agrees that neither it nor any affiliate of the Manager will use Wellington Management's name or refer to Wellington Management or Wellington Management's clients in marketing and promotional materials without prior notification to and authorization by Wellington Management, such authorization not to be unreasonably withheld.

11. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be
executed on the        day of                          , 1997.


                                   HL INVESTMENT ADVISORS, INC.


                                   ---------------------------------
                                   By:    Andrew W. Kohnke
                                   Title: Managing Director


                                   WELLINGTON MANAGEMENT COMPANY, LLP


                                 ---------------------------------
                                 By:    Duncan M. McFarland
                                 Title: President


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